SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2003

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1632900
State or other jurisdiction	Commission	(I.R.S. Employer
of incorporation	File Number	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

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Item 5. Other Events

        On December 19, 2003, the Registrant announced that its Board of Directors had elected two new members, Edward L. Epstein and Michael M. Smith. Messrs. Epstein and Smith will stand for election at the Registrant's annual meeting in April 2004.

        For further information, reference is made to the Registrant's press release dated December 19, 2003, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        Exhibit

            99     Press Release dated December 19, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

DATE: December 19, 2003	By: /s/Michael Jones
D. Michael Jones
President and Chief Executive Officer

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Exhibit 99
Press Release dated December 19, 2003

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Banner Corporation Elects Edward L. Epstein and Michael M. Smith to Board of Directors

WALLA WALLA, Wash.--Dec. 19, 2003--Banner Corporation (Nasdaq:BANR), the parent company of Banner Bank, today announced that its Board of Directors has elected two new members, Edward L. Epstein and Michael M. Smith. Epstein, a corporation lawyer, is co-chair of Stoel Rives LLP's Mergers and Acquisitions practice group. Smith has over 1,500 acres of farmland in the Yakima Valley where he grows hops, apples, cherries and other fruits. He also is a founder, director and former president of Yakima Chief, Inc., an international hops sales organization.

"Ed and Mike bring a diversity of expertise to the board. Ed is a long time Portland business leader and has extensive experience with corporation law and merger and acquisition activities. Mike has a deep understanding of agribusiness in the Northwest, with over 25 years experience, and will give us additional perspective when we are reviewing large agribusiness loans," said D. Michael Jones, President and CEO. Epstein and Smith will stand for election at Banner Corporation's annual meeting to be held in April 2004.

Edward L. Epstein has an A.B. in economics from Stanford University and an L.L.B. from Harvard Law School. He also is a graduate of Walla Walla High School, and currently lives in Portland, Oregon. Michael M. Smith majored in Agricultural Economics at Washington State University. He currently lives with his family in Yakima, Washington.

Banner Corporation is the parent of Banner Bank, a commercial bank which operates a total of 42 branch offices and nine loan offices in 20 counties in Washington, Oregon and Idaho. Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Contact:

        Banner Corporation
        D. Michael Jones, President and CEO
        Lloyd W. Baker, CFO
        509-527-3636

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